Filed pursuant to Rule 433
Dated September 6, 2007
Relating to
Pricing Supplement No. 381 dated September 6, 2007 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Senior Fixed Rate Notes Due 2012
(Reopening)

Fixed Rate Senior Notes Due 2012
Issuer:	Morgan Stanley
Principal Amount:	$250,000,000 (total outstanding $2,000,000,000)
Maturity Date:	January 9, 2012
Trade Date:	September 6, 2007
Original Issue Date (Settlement):	September 11, 2007
Interest Accrual Date:	July 9, 2007
Issue Price (Price to Public):	100.292%, plus accrued interest
Agents’ Commission:	0.30% of the principal amount
All-in Price:	99.992%, plus accrued interest
Net Proceeds to Issuer:	$249,980,000, plus accrued interest
Interest Rate:	5.625% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 9 and July 9, commencing January 9, 2008
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BCW4
ISIN:	US61746BCW46
Issuer Ratings:	Aa3 / AA- / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Amendment No. 1 to Prospectus Supplement Dated July 24, 2007
Prospectus Dated January 25, 2006